UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2016
____________________

IMATION CORP.

(Exact name of registrant as specified in its charter)

 ___________________

Delaware	1-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Imation Way, Oakdale, Minnesota 55128

(Address of principal executive offices, including zip code)

651-704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2016, the Board of Directors (the “Board”) of Imation Corp. (the “Company”) appointed Danny Zheng as Chief Financial Officer of the Company. Mr. Zheng, age 46, joined the Company in 2008 to lead the Company’s Electronic Products segment. In 2010, Mr. Zheng was appointed as Director of Business Development of North Asia, and in 2011 was appointed as Corporate Treasurer. In 2014, Mr. Zheng was appointed Vice President, Corporate Controller. Prior to Mr. Zheng’s employment with the Company, he served as Chief Financial Officer of The Singing Machine Company (OTCQB: SMDM), a consumer electronics company. Mr. Zheng is a Certified Public Accountant, received his bachelor’s degree in Accounting from Nankai University in Tianjin, China, and holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

There was no arrangement or understanding pursuant to which Mr. Zheng was selected as an officer of the Company. There are no family relationships between Mr. Zheng and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Zheng was a participant.

In connection with Mr. Zheng’s appointment as Chief Financial Officer, Barry L. Kasoff, the Company’s Chief Restructuring Officer and Interim Chief Financial Officer, resigned from the position of Interim Chief Financial Officer, effective as of April 26, 2016. The resignation of Mr. Kasoff from such position is not due to any disagreement with the Company, and he will continue to serve as the Company’s Chief Restructuring Officer.

In connection with Mr. Zheng’s appointment as Chief Financial Officer, the Company and Mr. Zheng entered into an Employment Agreement (the “Employment Agreement”), entered into effective as of April 26, 2016 (the “Effective Date”).

The Employment Agreement provides that Mr. Zheng will receive an annual base salary of $270,000, subject to discretionary increases by the Board. Subject to his achievement of certain individual objectives as determined by the Company, Mr. Zheng will be eligible for an annual performance-based bonus with a target of 45% of his annual base salary. Mr. Zheng will be entitled to a prorated annual Bonus at target performance if his employment is terminated by the Company without “cause” or by Mr. Zheng for “good reason” (as both such terms are defined in the Employment Agreement) prior to December 31 of the year to which such annual bonus relates. Mr. Zheng will not be entitled to any annual bonus (or any prorated portion thereof) if he is terminated for cause or resigns without good reason before December 31 of the year to which such annual bonus relates. Mr. Zheng is also entitled to participate in the Company’s employee benefit plans on the same basis as those benefits are generally made available to other peer executives of the Company, and will be reimbursed for certain expenses incurred by him in the course of performing his duties under the Employment Agreement. In addition, Mr. Zheng is entitled to paid time off pursuant to the Company’s Paid Time Off policy at the annualized rate of 20 days per year.

Mr. Zheng has agreed to work on a temporary assignment in the Company’s California offices from April 1, 2016 to March 30, 2017 to oversee the finance department for Nexsan and Connected Data. In connection with this temporary assignment, the Company has agreed to pay an aggregate amount of up to $90,000 for house rental, meal and related expenses.

If Mr. Zheng’s employment is terminated for cause or by Mr. Zheng’s resignation without good reason, Mr. Zheng will be entitled to receive any accrued, but unpaid wages for the period prior to the date of termination, any accrued but unused paid time off and any unreimbursed expenses in accordance with the Company’s policies (collectively, “accrued rights”).

If Mr. Zheng’s employment is terminated without cause or by Mr. Zheng for good reason, Mr. Zheng will be entitled to receive his accrued rights, and, subject to Mr. Zheng entering into a general release and non-competition agreement in favor of the Company (and its officers, directors, employees, agents, parents, affiliated entities, and successors and assigns of any of them) within twenty-one (21) days following such termination, severance pay in an amount equal to six (6) months of his highest base salary.

Mr. Zheng has also agreed to certain restrictions regarding the Company’s proprietary information.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, entered into effective as of April 26, 2016, by and between Imation Corp. and Danny Zheng.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMATION CORP.

Dated: April 29, 2016	By:	/s/ Robert B. Fernander
	Name:	Robert B. Fernander
	Title:	Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, entered into effective as of April 26, 2016, by and between Imation Corp. and Danny Zheng.